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EXHIBIT 21.1

                     SUBSIDIARIES - AS OF DECEMBER 31, 2001

1.   SunSource Capital Trust
     Organized in the State of Delaware

2.   SunSource Investment Company, Inc.
     Incorporated in the State of Delaware

3.   The Hillman Group, Inc.
     Incorporated in the State of Delaware

     a.   SunSource Technology Services, L.L.C.
          Incorporated in the State of Delaware

     b.   SunSource Integrated Services
          de Mexico S. A. DE C. V.
          Incorporated in Ciudad de Mexico, Mexico

     c.   SunSub C, Inc.
          Incorporated in the State of Delaware


          i.   SunSub Holdings L.L.C.
               Incorporated in the State of Nevada

     d.   The Hillman Group Canada, Ltd.
          Incorporated in the Province of Ontario